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                                                                    EXHIBIT 23.3

               [LETTERHEAD OF PETER J. SOLOMON COMPANY LIMITED]


                                                                 January 2, 1998


Board of Directors
McKesson Corporation
One Post Street
San Francisco, CA 94104

Ladies and Gentlemen:

        We hereby consent to the references to our firm and to the inclusion of the opinion of our firm dated September 22, 1997 in the Joint Proxy Statement/Prospectus of McKesson Corporation (which is also the Joint Proxy Statement/Prospectus of AmeriSource Health Corporation) filed with the Securities and Exchange Commission on the date hereof. In the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             PETER J. SOLOMON COMPANY LIMITED